EXHIBIT 10.1

SUMMARY OF 2006 BONUS AWARD SCHEDULE

The following summarizes the amounts awarded to the executive officers of Pinnacle Entertainment, Inc. (the “Company”) other than Daniel R. Lee, the Company’s Chairman of the Board and Chief Executive Officer, for 2006 as cash bonuses and bonuses under the Company’s deferred bonus plan (the “Deferred Bonus Plan”):

Name and Title	2006 Cash Bonus	2006 Deferred Bonus
Wade W. Hundley President	$360,000	$120,000
Stephen H. Capp Executive Vice President and Chief Financial Officer	$337,500	$112,500
Alain Uboldi Chief Operating Officer	$255,000	$85,000
John A. Godfrey Executive Vice President, Secretary and General Counsel	$243,750	$81,250

Each person’s deferred bonus will be deferred and paid over three years, one-third on each anniversary of such year’s bonus payment date.